Exhibit 1

REPUBLIC OF PERU

€1,000,000,000

3.750% Euro-Denominated Global Bonds due 2030

UNDERWRITING AGREEMENT

February 23, 2016

Banco Bilbao Vizcaya Argentaria, S.A.

Ciudad BBVA – Edificio Asia c/Sauceda 28 28050

Madrid, Spain

BNP Paribas

10 Harewood Avenue

London, NW1 6AA

United Kingdom

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, NY 10018

United States

Ladies and Gentlemen:

THE REPUBLIC OF PERU (“Peru”) proposes to issue and sell to the underwriters whose names are set forth on Schedule I hereto, acting severally, not jointly (each an “Underwriter” and, collectively, the “Underwriters”), €1,000,000,000 aggregate principal amount of its 3.750% Euro-Denominated Global Bonds due 2030 (the “Global Bonds”) to be issued pursuant to an indenture, dated as of August 25, 2015 (the “Indenture”), between Peru and The Bank of New York Mellon, as trustee (the “Trustee”). The transaction contemplated by this Agreement, including the issuance, sale and delivery of the Global Bonds and the resale thereof by the Underwriters, is referred to in this Agreement as the “Offering.”

The Global Bonds to be issued by Peru will be evidenced initially by one or more registered securities (each a “Registered Bond”) representing the Global Bonds sold pursuant to a registration statement under Schedule B of the U.S. Securities Act of 1933, as amended (the “Securities Act”), effective August 12, 2015. The Global Bonds will be in registered form without coupons and will be issued in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Except where the context otherwise requires, terms not otherwise defined in this Agreement shall have the meanings specified in the Indenture or in the Global Bonds.

Peru hereby acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm’s length contractual counterparty to Peru with respect to the offering of the Global Bonds contemplated hereby (including in connection with determining the terms of the offering) and, in this Offering, not as a financial advisor or a fiduciary to, or an agent of, Peru or any other person. Additionally, in connection with this Offering, the Underwriters are not advising Peru or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. Peru shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to Peru with respect thereto. Any due diligence of Peru conducted by the Underwriters in connection with the Offering or matters relating to the Offering, will be performed solely for the benefit of the Underwriters and shall not be on behalf of or for the benefit of Peru.

1. Issue of Global Bonds, Prospectus and Publicity. (a) Peru agrees to issue and sell the Global Bonds on March 1, 2016, or such later date, not being later than March 8, 2016, as Peru and the Underwriters may agree (the “Closing Date”) to the Underwriters or as the Underwriters may direct. Each Underwriter, severally and not jointly, agrees to purchase the Global Bonds at a price equal to 99.753% of the aggregate principal amount thereof, as set forth opposite its name on Schedule I, as such amount may be adjusted pursuant to Section 11, plus accrued interest, if any, from March 1, 2016 (the aggregate amount of the purchase price paid by the Underwriters being the “Purchase Price”).

(b) The Global Bonds will be issued in accordance with the terms of the Indenture and will be in the forms and contain such terms as set forth therein.

(c) Peru confirms the arrangements made on its behalf by the Underwriters for announcements in respect of the Global Bonds to be published on such dates and in such newspapers or other publications as the Underwriters may reasonably determine.

2. Stabilization. The Underwriters, for their own accounts, may to the extent permitted by applicable law, engage in transactions that stabilize, maintain, or otherwise affect the price of the Global Bonds, including without limitation, over-allotting the offering, creating a short position and bidding for and purchasing Global Bonds to cover such short positions, and bidding for and purchasing Global Bonds to stabilize the price of the Global Bonds. In doing so, the Underwriters shall act as principals and not as agents of Peru and any loss resulting from over-allotment or stabilization will be borne, and any profit arising therefrom shall be retained, by the Underwriters. Such transactions may be effected on the Euro MTF Market or on the regulated market of the Luxembourg Stock Exchange, in the over-the-counter market or otherwise. The Underwriters are not required to engage in these activities and may end these activities at any time.

3. Representations, Warranties and Agreements of the Underwriters. (a) The Underwriters agree severally, and not jointly, to purchase the Global Bonds at the Purchase Price on the Closing Date subject to the terms of this Agreement.

(b) Peru acknowledges and agrees that the Underwriters may sell to any of their affiliates Global Bonds purchased by any Underwriter, and that any of such affiliates may sell to other such affiliates or to the Underwriters Global Bonds purchased by such affiliates.

(c) In connection with this offering, each Underwriter, represents and covenants with Peru that, unless such Underwriter has obtained or will obtain, as the case may be, the prior written consent of Peru, such Underwriter has not and will not use any issuer free writing prospectuses as defined in Rule 433 under the Securities Act (each an “Issuer Free Writing Prospectus”) or any free writing prospectus required to be filed by Peru with the Commission (as defined below) or retained by Peru under Rule 433 under the Securities Act; provided, that the prior written consent of Peru shall be deemed to have been given in respect of (i) the Issuer Free Writing Prospectus included in Schedule II hereto, (ii) a free writing prospectus that is not an Issuer Free Writing Prospectus or contains only information describing the preliminary and/or final terms of the Global Bonds or their offering, and (iii) the Issuer Free Writing Prospectus identified in Schedule III hereto (the “Electronic Road Show”).

4. Listing. (a) Peru confirms that it has authorized the Underwriters to make or cause to be made an application for the Global Bonds, on behalf of Peru, to be listed on the Official List of the Luxembourg Stock Exchange and for trading on its Euro MTF Market.

(b) Peru agrees to supply to the Underwriters for delivery to the Luxembourg Stock Exchange copies of the Final Prospectus (as defined in Section 5(b)), on behalf of Peru, and such other documents, information and undertakings as may be required for the purpose of obtaining such listing.

5. Representations and Warranties of Peru. Peru represents and warrants to each of the Underwriters that:

(a) Peru meets the requirements for use of Schedule B under the Securities Act. Peru has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Schedule B under the Securities Act (File No. 333-205678) covering the registration of debt securities and warrants, including the Global Bonds under the Securities Act and including the related base prospectus (the “Base Prospectus”). Such registration statement has been declared effective by the Commission, as amended as of the date and time of this Agreement (the “Execution Time”). The Registration Statement, (as defined below) as amended as of the Execution Time, together with the Base Prospectus constituting a part thereof and all documents incorporated by reference thereto, meets the requirements set forth in Release No. 33-6424 (the “Release”) and Schedule B under the Securities Act. Peru proposes to file with the Commission, pursuant to Rule 424(b) under the Securities Act (“Rule 424(b)”), a supplement to the Base Prospectus (the “Prospectus Supplement”) relating to the Global Bonds and the plan of distribution thereof and has previously advised you of all other information (financial, statistical and other), if any, with respect to Peru to be set forth therein. Such registration statement (including the Base Prospectus and any documents incorporated by reference in such registration statement), as amended as of the Execution Time, including the exhibits thereto and all documents incorporated by reference in the Base Prospectus contained therein, if any, at the date and time it became effective (the “Effective Time”), is hereinafter referred to as the “Registration Statement.” No stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings thereafter have been initiated by the Commission.

(b) The Base Prospectus together with the Prospectus Supplement in the form in which it shall be first filed with the Commission pursuant to Rule 424(b) after the Execution Time is hereinafter referred to as the “Final Prospectus;” and any reference to any amendment or supplement to the Final Prospectus or Base Prospectus shall be deemed to refer to and include any annual reports on Form 18-K and any amendments to such Form 18-K on Form 18-K/A (including all exhibits thereto) (collectively, a “Form 18-K”) filed after the Execution Time, under the United States Securities Exchange Act of 1934 (the “Exchange Act”) and incorporated by reference in the Final Prospectus.

(c) Prior to the termination of the Offering, Peru will not file any amendment to the Registration Statement or supplement to the Final Prospectus which shall not have previously been furnished to the Underwriters or of which the Underwriters shall not previously have been advised or to which the Underwriters shall have reasonably objected in writing.

(d) At the Effective Time, the Registration Statement and any amendment thereof did, and when the Final Prospectus is first filed in accordance with Rule 424(b) and on the Closing Date, the Final Prospectus and any amendment or supplement thereto, will comply in all material respects with the applicable provisions of the Securities Act and the rules and regulations of the Commission thereunder, including the Release and Schedule B. Neither the Registration Statement, as amended at the Effective Time and at the Execution Time, nor the Final Prospectus, as amended or supplemented as of any such time, on the date of any filing pursuant to Rule 424(b) and on the Closing Date, contains or will contain an untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein (with respect to the Final Prospectus as amended or supplemented as of any such time, in the light of the circumstances under which they were made) not misleading; provided that Peru makes no representations or warranties with respect to any statements or omissions contained in the Registration Statement or the Final Prospectus made in reliance upon and in conformity with the Underwriters’ Information (as defined in Section 10(b) herein).

(e) The Disclosure Package (as defined herein), at the date and time of the first sale of the Global Bonds to the public (11:45 a.m. New York City time on the date of this Agreement), when taken as a whole, did not, and on the Closing Date will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with the Underwriters’ Information (as defined in Section 10(b) herein). (i) The Base Prospectus, as amended and supplemented as of the Execution Time, together with the preliminary prospectus supplement used in connection with the Offering of the Global Bonds (the “Preliminary Prospectus Supplement”), (ii) the Issuer Free Writing Prospectus substantially in the form identified in Schedule II hereto, and (iii) any other free writing prospectus as defined in Rule 405 under the Securities Act (each a “Free Writing Prospectus”) that the parties hereto shall hereafter expressly agree in writing to treat as part of this Disclosure Package, are hereinafter referred to as the “Disclosure Package”.

(f) The Electronic Road Show, if any, when taken together with the Disclosure Package, at the date and time of the first sale of the Global Bonds to the public (11:45 a.m. New York City time on the date of this Agreement), did not, and on the Closing Date will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with the Underwriters’ Information (as defined in Section 10(b) herein).

(g) Each Issuer Free Writing Prospectus listed on Schedules II and III hereto, as of the date and time of the first sale of the Global Bonds to the public set forth above and on the Closing Date, did not and will not conflict with the information contained in the Registration Statement or the Final Prospectus.

(h) The documents, if any, incorporated by reference in the Disclosure Package and the Final Prospectus, when they became effective or were filed with the Commission, as the case may be (or, if any amendment with respect to any such document was filed, when such amendment was filed), complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and any further documents so filed and incorporated by reference in the Disclosure Package and the Final Prospectus or any further amendment or supplement thereto when such documents become effective or are filed with the Commission, as the case may be, will conform in all material respects to the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that Peru makes no representations or warranties with respect to any statements or omissions contained in the Disclosure Package or the Final Prospectus made in reliance upon and in conformity with the Underwriters’ Information (as defined in Section 10(b) herein).

(i) Since the respective dates as of which information is given in the Disclosure Package and the Final Prospectus there has not been any material adverse change, or any event that would reasonably be expected to result in a prospective material adverse change in the financial, economic or political condition of Peru, or in the ability of Peru to perform its obligations under this Agreement, the Indenture or the Global Bonds, otherwise than as set forth in or contemplated in the Disclosure Package or the Final Prospectus.

(j) The execution and delivery of this Agreement, the Indenture and all other documents to be executed and delivered by Peru hereunder or thereunder, the issuance and delivery of the Global Bonds and the performance of the terms of the Global Bonds have been duly authorized by Peru, and have been or will be duly executed and delivered by Peru; and this Agreement, the Indenture and, upon due authentication by the Trustee under the Indenture, the Global Bonds constitute or will constitute valid and binding obligations of Peru enforceable against Peru in accordance with their respective terms and, in the case of the Global Bonds, are or will be entitled to the benefits provided by the Indenture, subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and to possible judicial action giving effect to foreign governmental actions or sovereign laws affecting creditors’ rights.

(k) The execution and delivery of this Agreement and the offering of the Global Bonds outside Peru constitute private and commercial acts rather than public or governmental acts, as such terms are defined under the U.S. Foreign Sovereign Immunities Act of 1976 (and as interpreted by applicable case law). Under the laws of Peru, neither Peru nor any of its property, except for public domain property, has any immunity from jurisdiction of any court or from set-off or from execution, attachment or any other legal process. The waivers of immunity by Peru contained in this Agreement, the appointment of the process agent in this Agreement, the consent by Peru to the jurisdiction of the courts specified in this Agreement, and the provision that the laws of the State of New York govern this Agreement, are irrevocably binding on Peru.

(l) The Indenture and the Global Bonds conform or will conform in all material respects to the descriptions thereof contained in the Final Prospectus and the Disclosure Package, and the statements made under the captions “Description of the Global Bonds” in the Final Prospectus and the Disclosure Package, insofar as such statements purport to summarize the terms of the Global Bonds, constitute accurate and fair summaries in all material respects of such terms.

(m) There is no constitutional provision, or any provision of any treaty, convention, statute, law, regulation, decree, court order or similar authority binding upon Peru, or any provision of any contract, agreement or instrument to which Peru or any Governmental Agency (as defined below) is a party, which would be materially contravened or breached, or which individually or in the aggregate, would result in the creation of any lien or encumbrance, or under which a default would arise or a moratorium in respect of any obligations of Peru or any Governmental Agency be effected, as a result of the execution and delivery by Peru of this Agreement, the Indenture, or the issuance and delivery of the Global Bonds as contemplated in this Agreement, or as a result of the performance or observance by Peru of any of the terms of this Agreement, the Indenture, or the Global Bonds. “Governmental Agency” means each agency, department, ministry, authority, municipality, statutory corporation or statutory body or judicial entity of Peru or any political subdivision thereof or therein, now existing or hereafter created, and any bank, corporation or other legal entity owing 51% or more of the capital or voting stock or other ownership interest of which is now or hereafter owned or controlled, directly or indirectly, by Peru or by any state or municipality of Peru.

(n) No Governmental Approval (as defined below) is required for the due execution, delivery and performance by Peru of this Agreement, the Global Bonds, the Indenture, or the issuance and delivery of the Global Bonds as contemplated in this Agreement, or for the validity or enforceability of this Agreement, the Global Bonds or the Indenture against Peru, other than those Governmental Approvals that have been duly obtained and are in full force and effect on the date hereof and all of which will be in full force and effect on the Closing Date and provided that, only in respect of the performance of the Global Bonds, any payment of principal or interest arising from such performance is and will be included by Peru in the Budget Law corresponding to the fiscal year in which such payment is to be due. “Governmental Approval” means any approval, authorization, permit, consent, exemption or license and other action of or by, and any notice to or filing or registration with, Peru, any Governmental Agency or any other governmental authority or agency or regulatory or administrative body of Peru or any political subdivision thereof or therein (including, without limitation, any thereof relating to budget approvals and exchange controls).

(o) There is no pending or, to the knowledge of Peru, threatened action or proceeding affecting Peru or any Governmental Agency before any court, governmental agency or arbitrator which may, individually or in the aggregate, materially adversely affect the financial condition of Peru or its ability to perform its obligations under this Agreement, the Indenture, or the Global Bonds, or which purports to affect the legality, validity or enforceability of this Agreement, the Indenture, or the Global Bonds, except as otherwise disclosed in the Final Prospectus and the Disclosure Package.

(p) Peru is a member of, and is eligible to use the general resources of, the International Monetary Fund (the “IMF”), the Inter-American Development Bank (the “IDB”) and the International Bank for Reconstruction and Development (the “World Bank”). The IMF, the IDB and the World Bank have not limited, pursuant to their Articles of Agreement or Rules and Regulations, the use by Peru of the general resources of the IMF, the IDB or the World Bank.

(q) Other than as set forth in the Final Prospectus and the Disclosure Package, Peru is not in default in the payment of principal, interest or any other amount owing on any obligation in respect of indebtedness for money borrowed, and Peru has not received any notice of default or acceleration with respect to any obligation in respect of indebtedness for money borrowed, in each case or in the aggregate, which would have a material adverse effect on the financial condition of Peru or its ability to perform its obligations under this Agreement, the Indenture, or the Global Bonds, or which is otherwise material to the rights of the holders of the Global Bonds; the issue and sale of the Global Bonds and the compliance by Peru with all of the provisions of this Agreement, the Indenture, or the Global Bonds and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the Constitution of Peru, as amended to the date hereof, any statutes, laws, decrees or regulations of Peru or any treaty, convention or material agreement to which Peru is a party and which default, in each case or in the aggregate, would have a material adverse effect on the financial, fiscal or economic condition of Peru or its ability to perform its obligations under this Agreement, the Indenture, or the Global Bonds or which is otherwise material to the rights of the holders of the Global Bonds.

(r) Neither Peru nor, to the knowledge of Peru, any agent of Peru is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”). Peru will not, directly or indirectly, use the proceeds of the offering of the Global Bonds, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Crimea, Burma/Myanmar, Cuba, Iran, Libya, North Korea, Syria, Sudan or in any other country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(s) This Agreement and the Indenture are, and upon authentication by the Trustee, the Global Bonds will be, in proper legal form under the laws of Peru for the enforcement thereof in Peru against Peru. Any judgment issued by a New York court under this Agreement, the Indenture, or the Global Bonds will be recognized as legally binding and may be enforced or executed in Peru against Peru without the local court reopening the case; provided that the following requirements are met: (i) the judgment does not resolve matters under the exclusive jurisdiction of Peruvian courts (such as matters involving Peruvian real estate property); (ii) such court had jurisdiction under its own conflicts of law rules and under general principles of international procedural jurisdiction; (iii) the defendant was served in accordance with the laws of the place where the proceeding took place, was granted reasonable opportunity to appear before such foreign court, and was guaranteed due process rights; (iv) the judgment has the status of res judicata as defined in the jurisdiction of the court rendering such judgment; (v) there is no pending litigation in Peru between the same parties for the same dispute, which shall have been initiated before the commencement of the proceeding that concluded with the foreign judgment; (vi) the judgment is not incompatible with another judgment that fulfills the requirements of recognition and enforceability established by Peruvian law and such foreign judgment was rendered first; (vii) the judgment is not contrary to public order or good morals; (viii) it is not proven that such foreign court denies enforcement of Peruvian judgments or engages in a review of the merits thereof and (ix) an “exequatur” proceeding under Peruvian Law, for the recognition and enforcement of the New York court judgment, must be followed. Notwithstanding the above, the execution by Peruvian courts of any judgment ordering payment of any principal or interest arising from the Global Bonds by Peru will be subject to availability of funds according to the statute passed by the Peruvian Congress setting forth the budget corresponding to the fiscal year on which such payment is to be due (the “Budget Law”).

(t) To ensure the legality, validity, enforceability, priority or admissibility in evidence in Peru of this Agreement, the Indenture or the Global Bonds it is not necessary that this Agreement, the Indenture, the Global Bonds or any other document or instrument hereunder or thereunder be registered, recorded or filed with any court or other authority in Peru (except that an official translation to Spanish of such documents would be required for purposes of enforcement proceedings in Peru) or be notarized or that any documentary, stamp or similar tax, imposition or charge be paid on or in respect of this Agreement, the Indenture, the Global Bonds or any other document or instrument hereunder or thereunder, other than any court tax of such amount as may apply from time to time under applicable Peruvian law in respect of this Agreement, the Indenture, the Global Bonds or any other document or instrument hereunder or thereunder brought before the Peruvian courts.

(u) The Global Bonds, when duly authenticated by the Trustee, will constitute direct, unconditional, unsecured and unsubordinated obligations of Peru; the full faith and credit of Peru will be pledged for the due and punctual payment of the principal of, interest on, and any additional amount with respect to, the Global Bonds and the performance of the covenants therein contained; the Global Bonds will at all times rank pari passu in priority of payment, in right to security and in all other respects with all other existing and future External Indebtedness (as defined in the Global Bonds) of Peru.

(v) There is no tax, levy, deduction, charge or withholding imposed by Peru or any political subdivision thereof either (i) on or by virtue of the execution, delivery or enforcement of this Agreement, the Indenture, or the Global Bonds or in connection with the issuance of the Global Bonds or (ii) on any payment to be made by Peru under the Indenture or the Global Bonds.

(w) The execution and delivery of this Agreement, the Indenture, the Global Bonds and all other documents to be executed and delivered by Peru hereunder or thereunder, the incurrence of the obligations herein and therein set forth, the consummation of the transactions herein and therein contemplated and the issuance and delivery of the Global Bonds do not, and will not, result in the exercise of, or right to exercise, any put, call or other option which, if exercised, might result in a material adverse change in the financial condition of Peru, and there are no puts, calls or other options to which Peru is subject which if exercised would result in such a change.

(x) Peru has applied to admit the Global Bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on its Euro MTF Market.

(y) Peru is not aware that Standard & Poor’s Ratings Service (“Standard & Poor’s”), Moody’s Investors Service, Inc. (“Moody’s”) or Fitch, Inc. (“Fitch”) has made any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities; and Peru has not been informed by Standard & Poor’s, Moody’s or Fitch that it intends or is contemplating any downgrading in any rating accorded to Peru’s debt securities or any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities.

(z) Other than as permitted by Regulation M under the Exchange Act, neither Peru nor any person acting on its behalf has taken, directly or indirectly, any action which might reasonably be expected to cause or result in stabilization of the price of any security of Peru to facilitate the Offering or the sale or resale of the Global Bonds; provided, however, that no representation or warranty is given by Peru with respect to any of your actions.

(aa) The statements with respect to matters of Peruvian law and taxation set forth in the Final Prospectus and the Disclosure Package are correct in all material respects.

6. Sale and Purchase of Global Bonds. (a) At or around 10:00 a.m., London time (or such other time as may be agreed between the Underwriters and Peru), on the Closing Date, (i) the Underwriters shall have transferred in same day funds the Purchase Price to The Bank of New York Mellon, London Branch, as common depositary for Euroclear S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, Societé Anonyme, Luxembourg (“Clearstream”), and (ii) Peru will issue and deliver one or more duly executed and authenticated registered bonds for the Global Bonds in an aggregate principal amount of €1,000,000,000. The Underwriters shall instruct Euroclear and Clearstream, as applicable, as to the allocation of interests in the Registered Bond among the accounts of their respective participants. Peru agrees to have the Global Bonds available for inspection by the Underwriters at the offices of Simpson Thacher & Bartlett LLP, United States counsel to Peru, at or around 1:00 p.m. New York City time on the calendar day prior to the Closing Date.

(b) Against such delivery, the Underwriters shall have caused to be transferred to Peru in same day funds the Purchase Price for the Global Bonds on the Closing Date in Euros to such Euro account as shall be designated by Peru not later than three Business Days prior to the Closing Date.

(c) As compensation to the Underwriters for the compliance with their obligations hereunder, Peru agrees to pay to the Underwriters an underwriting fee of 0.13% of the aggregate principal amount of the Global Bonds. Such fee shall be paid by Peru in Euros, in immediately available funds, on the Closing Date, to the Euro account designated by the Underwriters. The designation of such account shall be notified to Peru not later than three Business Days prior to the Closing Date. The commission and concession mentioned above shall be paid free and clear of any taxes, duties, governmental charges, levies, deductions or withholdings of any nature imposed by Peru or any political subdivision or taxing authority thereof or therein. If any withholding or deduction for or on account of such taxes, duties, assessments or government charges is required by law, Peru shall provide the Underwriters with a detailed statement reflecting such withholding or deduction in a manner reasonably satisfactory to the Underwriters and shall pay such additional amounts as will result in receipt by the Underwriters of such amounts as would have been received by them hereunder had no such withholding or deduction been required; provided, however, that no such additional amounts shall be paid in respect of any taxes, duties, assessments or governmental charges imposed by reason of an Underwriter (i) having some connection with Peru other than its participation as Underwriter hereunder or (ii) failing to comply with any certification, identification or other reporting requirement concerning its nationality, residence, identity or connection with Peru, if (x) compliance with such requirement is a precondition to exemption from all or any portion of the withholding or deduction, (y) Peru or its agent has provided the Underwriter with at least 60 days’ prior written notice of an opportunity to satisfy such requirement, and (z) such compliance will not require the Underwriter to provide any materially more onerous information, documents or other evidence than would be required to be provided had such Underwriter been required to file Internal Revenue Service Forms W-8BEN, W-8BEN-E, W-8ECI, W-8EXP and/or W-8IMY.

7. Resales of Global Bonds. Upon the authorization of the release of the Global Bonds to be delivered hereunder, the Underwriters are offering the Global Bonds for sale upon the terms and conditions set forth in the Final Prospectus. Each of the Underwriters represents, warrants and agrees that the Underwriters’ offers and solicitations must be made and conducted (including, without limitation, in respect of the use and distribution of the Final Prospectus) in compliance with the limitations and qualifications set forth in the Final Prospectus.

8. Covenants of Peru. Peru agrees with each of the several Underwriters as follows:

(a) Peru will notify the Underwriters promptly if at any time prior to payment of the Purchase Price to Peru and fulfillment of all of the conditions precedent set forth in Section 9 anything occurs which renders or may render untrue or incorrect in any material respect any of the representations and warranties contained in Section 5 and will forthwith take such steps as the Underwriters may reasonably require to remedy the fact.

(b) Promptly after the execution and delivery of this Agreement, Peru will file the Prospectus Supplement, in a form approved by the Underwriters, such approval not to be unreasonably withheld, with the Commission pursuant to Rule 424 of the Securities Act, within the applicable time period prescribed for such filing by the rules and regulations under the Securities Act setting forth, among other things, the necessary information with respect to the terms of the Offering. Peru will furnish to the Underwriters prior to the filing thereof with the Commission, a copy of any amendment or supplement to the Registration Statement, the Disclosure Package, the Prospectus Supplement or the Final Prospectus (other than any amendment or supplement to the Registration Statement relating to an offering of securities other than the Global Bonds) providing reasonable opportunity for comment. Peru will promptly deliver to each of the Underwriters and to their counsel copies of all amendments or supplements to the Registration Statement hereafter made, which relate to the Global Bonds including any post-effective amendment (in each case including all exhibits filed therewith and all documents incorporated therein not previously furnished to the Underwriters), including signed copies of each consent and certificate included therein or filed as an exhibit thereto, and will deliver to each of the Underwriters as many unsigned copies of the foregoing (excluding the exhibits) as the Underwriters may reasonably request. So long as delivery of a prospectus by an Underwriter or dealer may be required by the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act), Peru will also deliver to the Underwriters, as soon as practicable after the date of this Agreement and thereafter from time to time, as many copies of the Final Prospectus and Disclosure Package, if any, and any Issuer Free Writing Prospectus as any of the Underwriters or dealers may reasonably request for the purposes required by the Securities Act.

(c) If there occurs any event as a result of which an Issuer Free Writing Prospectus would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which such statements are made, not misleading, Peru will notify promptly the Underwriters so that any use of such Issuer Free Writing Prospectus may cease until it is amended or supplemented.

(d) During such period (not exceeding nine months) after the commencement of the Offering as the Underwriters or any dealer may be required by law to deliver a prospectus, if, at any time when a prospectus relating to the Global Bonds is required to be delivered under the Securities Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 of the Securities Act), any event relating to or affecting Peru, or of which Peru shall be advised in writing by the Underwriters, shall occur, which should be set forth in a supplement to or an amendment of the Final Prospectus or the Disclosure Package in order to make the statements set forth in the Final Prospectus or the Disclosure Package, in the light of the circumstances under which they were made, not misleading, or if it is necessary to amend the Final Prospectus or the Disclosure Package to comply with the Securities Act or the rules thereunder, Peru will forthwith at its expense prepare and furnish to the Underwriters and the dealers named by any of the Underwriters a reasonable number of copies of a supplement or supplements or an amendment or amendments to the Final Prospectus and the Disclosure Package which will supplement or amend the Final Prospectus or the Disclosure Package so that as supplemented or amended the Final Prospectus or the Disclosure Package, as applicable, will comply with the Securities Act and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (the purchaser not knowing of such untruth or omission). In case any Underwriter or dealer is required to deliver a prospectus after the expiration of nine months after the commencement of the Offering, Peru, upon the request of such Underwriter or dealer, will furnish to such Underwriter or dealer, a reasonable quantity of a supplemented or amended Final Prospectus or Disclosure Package, as applicable, or supplements or amendments to the Final Prospectus or the Disclosure Package, complying with Section 10(a) of the Securities Act.

(e) Peru will use its reasonable best efforts to ensure that the application to admit the Global Bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on its Euro MTF Market is approved.

(f) Peru will advise the Underwriters promptly of the filing of the Prospectus Supplement pursuant to Rule 424(b) or otherwise and of any amendment or supplement to the Final Prospectus, the Disclosure Package or Registration Statement or of notice of institution of proceeding for, or the entry of, a stop order or of any order preventing or suspending the effectiveness of the Registration Statement or for any request by the Commission for amending or supplementing of the Registration Statement, the Disclosure Package, the Prospectus Supplement or the Final Prospectus or for additional information, in each case in respect of the Offering and, in the event of the issuance of any stop order or of any order preventing or suspending the use of the Final Prospectus or the Disclosure Package or suspending any such qualification, use its best efforts to obtain the prompt withdrawal thereof.

(g) Peru will take such actions as the Underwriters may reasonably request to qualify the Global Bonds for offer and sale under the Blue Sky or legal investment laws of such jurisdictions in the United States and under the legal investment laws of such jurisdictions outside the United States as the Underwriters may reasonably designate, and will file and make in each year such statements or reports as are or may be reasonably required by the laws of such jurisdictions inside or outside the United States and to maintain such qualifications; provided, however, that Peru shall not be required to qualify as a foreign corporation or dealer in securities under the laws of any jurisdiction other than as set forth in this Agreement and the Indenture or to file a general consent to service of process in any jurisdiction.

(h) Peru agrees that, unless it obtains the prior written consent of the Underwriters, such consent not to be unreasonably withheld, it has not made and will not make any offer relating to the Global Bonds that would constitute an Issuer Free Writing Prospectus required to be filed by Peru with the Commission or retained by Peru under Rule 433 of the Securities Act. Any such Issuer Free Writing Prospectus consented to by the Underwriters, pursuant to this clause (h) and any free writing prospectus, as defined in Rule 405 under the Securities Act, consented to by Peru, pursuant to Section 3(d), is hereinafter referred to as a “Permitted Free Writing Prospectus”. Peru agrees that it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 of the Securities Act applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

(i) Peru will collaborate with the Underwriters to prepare a final term sheet relating to the Global Bonds, containing only information that describes the final terms of the Global Bonds and otherwise in a form consented to by the Underwriters, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Global Bonds. Any such final term sheet is a Permitted Free Writing Prospectus for purposes of this Agreement.

(j) From the date hereof through the period ending 15 days after the Closing Date, Peru will ensure that no other euro-denominated debt securities of Peru (other than debt securities with a maturity of one year or less) are placed or sold in the international capital markets, directly or indirectly on its behalf, in any manner which might, in the reasonable opinion of the Underwriters, have a detrimental effect on the successful offering and distribution of the Global Bonds, unless the Underwriters otherwise agree in writing.

9. Conditions. The obligations of the Underwriters hereunder are subject, in their discretion, to the following conditions:

(a) All representations and warranties and other statements of Peru contained in this Agreement are, on the date hereof, and on the Closing Date will be, true and correct.

(b) Prior to the Closing Date, Peru must have performed all of its obligations hereunder theretofore required to have been performed by Peru.

(c) The Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect on the Closing Date and no proceedings for that purpose shall be pending before, or threatened by, the Commission on the Closing Date; all requests for additional information on the part of the Commission shall have been complied with to the Underwriters’ reasonable satisfaction; and if Peru has elected to rely upon Rule 462(b) under the Securities Act, the registration statement filed pursuant to such Rule shall have become effective by 10:00 p.m., Washington, D.C. time, on the date of this Agreement.

(d) On the Closing Date, Shearman & Sterling LLP, your United States counsel, must have furnished to you such written opinion or opinions, dated the date of delivery thereof, in form and substance reasonably satisfactory to you, and such counsel must have received such documents and information as they may request to enable them to pass upon such matters. In rendering such opinion or opinions, Shearman & Sterling LLP may rely as to all matters of Peruvian law upon the opinions referred to in paragraphs (e) and (f) of this Section 9.

(e) On the Closing Date, Miranda & Amado Abogados, your Peruvian counsel, must have furnished to you such written opinion or opinions, dated the date of delivery thereof, in form and substance reasonably satisfactory to you, and such counsel must have received such documents and information as they may request to enable them to pass upon such matters. In rendering such opinion or opinions, such counsel may rely as to all matters of United States Federal and New York law upon the opinion of Shearman & Sterling LLP, referred to in paragraph (d) of this Section 9.

(f) On the Closing Date, Lazo, De Romaña & Gagliuffi Abogados, Peruvian counsel for Peru, must have furnished to you a written opinion, dated the date of delivery thereof, in form and substance reasonably satisfactory to you. In rendering such opinion, such counsel may rely as to all matters of United States Federal and New York law upon the opinion of Simpson Thacher & Bartlett LLP, referred to in paragraph (g) of this Section 9.

(g) On the Closing Date, Simpson Thacher & Bartlett LLP, United States counsel for Peru, must have furnished to you their written opinion or opinions, dated the date of delivery thereof, in form and substance reasonably satisfactory to you. In rendering such opinion or opinions, such counsel may rely as to all matters of Peruvian law upon the opinion or opinions of Lazo, De Romaña & Gagliuffi Abogados, Peruvian counsel for Peru, referred to in paragraph (f) of this Section 9.

(h) On the Closing Date, Peru must have furnished to you a certificate in English, dated the date of delivery thereof, signed by a duly authorized official of Peru, in which such official shall state that, to the best of his or her knowledge after due inquiry: (i) the representations and warranties of Peru in this Agreement are true and correct with the same effect as though such representations and warranties had been made at and as of the respective date of such certificate (other than such representations and warranties which are made as of a specified date), (ii) Peru has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the respective date of such certificate and (iii) no proceeding has been initiated, or to the best of such authorized official’s knowledge, threatened to restrain or enjoin the issuance or delivery of the Global Bonds or in any manner to question the laws, proceedings, directives, resolutions, approvals, consents or orders under which the issuance of the Global Bonds will be effected or the Global Bonds will be issued or to question the validity of the Global Bonds and none of said laws, proceedings, directives, resolutions, approvals, consents or orders has been repealed, revoked or rescinded in whole or in relevant part.

(i) Since the respective dates as of which information is given in the Final Prospectus or in the Disclosure Package (excluding any amendment or supplement), on each of the date hereof and on or prior to the Closing Date, there shall not have been any material adverse change, or any prospective material adverse change, in or affecting the financial, economic or political condition of Peru, in Peruvian currency exchange rates or exchange controls, or in Peruvian taxation affecting the Global Bonds, otherwise than as set forth in or contemplated in the Final Prospectus or in the Disclosure Package (excluding any amendment or supplement), on each of the date hereof and at or prior to the Closing Date, the effect of which, in any such case, is in your judgment such as to make it impracticable or inadvisable to proceed with the issuance or the delivery of the Global Bonds on the terms and in the manner contemplated by the Final Prospectus and the Disclosure Package.

(j) Subsequent to the date hereof and on or prior to the Closing Date, none of the following shall have occurred (if the effect of any such event in your judgment makes it impracticable or inadvisable to proceed with the issuance or the delivery of the Global Bonds on the terms and in the manner contemplated by the Final Prospectus and the Disclosure Package, on each of the date hereof and on or prior to the Closing Date, or would materially and adversely affect the international financial markets or the market for the Global Bonds): (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the Luxembourg Stock Exchange; (ii) a suspension or material limitation in trading any securities of Peru on any international exchange; (iii) a general moratorium on commercial banking activities in New York or Peru declared by either United

States or New York State authorities or authorities of Peru, respectively, or a material disruption in the commercial banking or securities settlement or clearance services in the United States or elsewhere; (iv) the outbreak or escalation of hostilities involving the United States or Peru or the declaration by the United States or Peru of a national emergency or war; or (v) the occurrence of any calamity or crisis or change in the existing financial, political or economic conditions in the United States or Peru.

(k) On or after the date hereof and on or prior to the Closing Date, (i) no downgrading must have occurred in the rating accorded Peru’s debt securities by Standard & Poor’s, Moody’s or Fitch; (ii) no such organization must have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities; (iii) Peru must not have been aware that Standard & Poor’s, Moody’s or Fitch has announced that it will have under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities; and (iv) Peru must not have been informed by Standard & Poor’s, Moody’s or Fitch that it intends or is contemplating any downgrading in any rating accorded to Peru’s debt securities or any announcement that it will have under surveillance or review, with possible negative implications, its rating of any of Peru’s debt securities.

(l) On each of the date hereof and the Closing Date, Peru must have furnished to you such further information, certificates and documents as you may reasonably request in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions contained in this Agreement.

(m) The Underwriters may waive, at their sole discretion and upon such terms as they deem appropriate, any of the conditions set forth above.

The documents required to be delivered by this Section 9 shall be delivered at the offices of Shearman & Sterling LLP, counsel for the Underwriters on the Closing Date.

10. Indemnification. (a) Peru shall indemnify and hold harmless each Underwriter and each of its Affiliates (as that term is defined by Rule 405 under the Securities Act), against (and, if applicable, reimburse them for): any loss, damage, reasonable and documented expense, liability or claim (or action in respect thereof) that arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement as originally filed or in any amendment thereof, or in the Base Prospectus or Final Prospectus or any Preliminary Prospectus or any Issuer Free Writing Prospectus, or in any amendment thereof or supplement thereto, or the Disclosure Package, or any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, including any and all reasonable and documented expenses whatsoever (including legal and other fees and reasonable and documented expenses) incurred by you in connection with investigating, preparing for or defending against any such losses, damages, reasonable and documented expenses, liabilities or claims (or actions in respect thereof), within a reasonable time after such expenses are incurred and a detailed itemized statement thereof has been submitted to Peru; provided, however, that Peru shall not be liable in any such case to the extent that any such loss, claim, damage, expense or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with the Underwriters’ Information (as defined below).

(b) Each of the Underwriters severally, and not jointly, shall indemnify and hold harmless Peru and each of its officials, employees and agents who signs the Registration Statement against any and all losses, liabilities, claims, damages and expenses as incurred which are based on and arise from the Underwriters’ Information provided by such Underwriter and will reimburse Peru for any and all reasonable and documented expenses whatsoever (including legal and other fees and reasonable and documented expenses) incurred by Peru in connection with investigating, preparing for or defending against any such losses, damages, reasonable and documented expenses, liabilities or claims (or actions in respect thereof) within a reasonable time after such expenses are incurred and a detailed itemized statement thereof has been submitted to such Underwriters. Peru acknowledges that the statements set forth (i) in the last paragraph of the cover page of the Prospectus Supplement regarding delivery of the Global Bonds, (ii) the fourth paragraph of the text under the caption “Underwriting” of the Prospectus Supplement regarding the terms of the offering by the Underwriters, (iii) the first two sentences of the sixth paragraph of the text under the caption “Underwriting” of the Prospectus Supplement regarding purchase and sale in the open market, over-allotment option, syndicate covering transactions and stabilizing transactions, (iv) the seventh paragraph of the text under the caption “Underwriting” of the Prospectus Supplement regarding penalty bids, (v) the last two sentences of the eighth paragraph of the text under the caption “Underwriting” of the Prospectus Supplement regarding transactions in the over-the-counter market, (vi) the names of the Underwriters under the caption “Underwriting” of the Prospectus Supplement, and (vii) the contact information of the Underwriters on the inside back cover of the Prospectus Supplement, constitute the only information furnished by or on behalf of the Underwriters for inclusion in the Disclosure Package, the Final Prospectus or in any amendment or supplement thereto (the “Underwriters’ Information”).

(c) Promptly after receipt by an indemnified party under this Section 10 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 10, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under Section 10(a) or (b), as the case may be. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party or that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of its election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 10 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses or differing interests in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not, in connection with any such action or a related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate counsel (in addition to any local counsel), approved by you in the case of paragraph (a) of this Section 10, representing the indemnified parties under such paragraph who are parties to such action), (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party; and except that, if clause (i) or (iii) is applicable, such liability shall be only in respect of the counsel referred to in such clauses (i) and (iii). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify each indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (x) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 10 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative economic benefits received by the indemnifying party on the one hand and the indemnified party on the other. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of Peru on the one hand and you on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative economic benefits of Peru on the one hand and you on the other shall be deemed to be in the same proportion as the total net proceeds from the Offering (before deducting expenses) received by Peru bears to the total underwriting discounts and commissions received by the Underwriters with respect to the Global Bonds purchased under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Peru on the one hand or you on the other and Peru’s or your relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Peru and you agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if you were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the foregoing, (i) in no case shall any Underwriter (except as may be provided in any Agreement Among Underwriters) be responsible for any amount in excess of the total underwriting discounts or commissions received by such Underwriter in respect of the Global Bonds purchased by such Underwriter hereunder and (ii) no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Your obligations in this subsection (d) to contribute are several in proportion to your respective obligations hereunder, and not joint.

(e) The reimbursement, indemnity and contribution obligations under this Section 10 shall be in addition to any liability that any indemnifying party may otherwise have, shall extend upon the same terms and conditions to the affiliates, partners, directors, agents, employees and controlling persons (if any), as the case may be, of each indemnifying party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of Peru, you, any such affiliate and any such person. If the obligations of Peru or you set forth in this Section 10 are not assumed by operation of law or by contract by a party or parties satisfactory to you, Peru and you agree to arrange alternative means of providing for such obligations, including providing insurance or creating an escrow, in each case in an amount and upon terms and conditions reasonably satisfactory to you.

11. Default by an Underwriter. (a) If any Underwriter shall default in its obligation to purchase the Global Bonds which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties, reasonably satisfactory to Peru, to purchase the Global Bonds on the terms contained in this Agreement. If within 36 hours after such default by any Underwriter you do not arrange for the purchase of the Global Bonds, then Peru shall be entitled to a further period of 36 hours within which to procure another party or other parties satisfactory to you to purchase the Global Bonds on such terms. In the event that, within the respective prescribed periods, you notify Peru that you have so arranged for the purchase of the Global Bonds, or Peru notifies you that it has so arranged for the purchase of the Global Bonds, you or Peru shall have the right to postpone the Closing Date for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement, the Disclosure Package or Final Prospectus or in any other documents or arrangements, and Peru agrees to make promptly any amendments to the Registration Statement, the Disclosure Package or Final Prospectus that in the reasonable opinion of either you or Peru’s counsel may thereby be made necessary. The term “Underwriter” as used in this Agreement shall include any person substituted under this subsection (a) with like effect as if such person had originally been a party to this Agreement with respect to the Global Bonds.

(b) If, after giving effect to any arrangements for the purchase of the Global Bonds of a defaulting Underwriter or Underwriters by you and Peru as provided in subsection (a) above, the aggregate principal amount of the Global Bonds to be issued pursuant to this Agreement which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all such Global Bonds, then Peru shall have the right to require each non-defaulting Underwriter to purchase the principal amount of such Global Bonds which such Underwriter agreed to purchase hereunder and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the principal amount of such Global Bonds which such Underwriter agreed to purchase hereunder) of the Global Bonds of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing in this Section 11 shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Global Bonds of a defaulting Underwriter or Underwriters by you and Peru as provided in subsection (a) above, the aggregate principal amount of Global Bonds which remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Global Bonds, or if Peru shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Global Bonds of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or Peru, except for the expenses to be borne by Peru and the Underwriters as provided in Section 12 hereof and the indemnity and contribution agreements in this Section 11; but nothing in this Section 11 shall relieve a defaulting Underwriter from liability for its default.

12. Expenses. Peru and you agree to pay for costs and expenses incurred in connection with the transactions contemplated hereby as set forth in Schedule IV hereto; provided, however, that this Section 12 shall in no way affect Peru’s and your obligations set forth in Section 10 of this Agreement. All payments to be made pursuant to this Section 12 for the reimbursement of expenses must be paid promptly, but no later than 30 days after an itemized invoice specifying the expenses to be reimbursed has been received by the party making such reimbursement. The parties shall perform their respective obligations set forth in this Section 12 whether or not Peru issues any Global Bonds pursuant to the Offering.

13. Survival. The respective indemnities, agreements, representations, warranties and other statements of Peru and the several Underwriters, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or any controlling person of any Underwriter, or Peru, or any official of Peru, and shall survive delivery of and payment for the Global Bonds.

14. Effects of Termination. If this Agreement is terminated pursuant to Section 11 hereof, Peru shall not then be under any liability to any Underwriter except as provided in Section 10 hereof; but, if for any other reason the Global Bonds to be issued pursuant to this Agreement are not delivered by or on behalf of Peru as provided herein, Peru shall pay, or reimburse the Underwriters for, all reasonable and documented costs and expenses incurred by the Underwriters in connection with the preparation for the sale and delivery of the Global Bonds including, without limitation, all of the fees and expenses listed in Section 12 hereof, but Peru shall then be under no further liability to any Underwriter except as provided in Section 10 hereof.

15. Bank Recovery and Resolution Directive. Notwithstanding any other term of this Agreement or any other agreements, arrangements, or understandings between a Foreign Underwriter (as defined below) and Peru, each party hereto acknowledges, accepts, and agrees to be bound by: (i) the effect of any exercise of write-down and conversion powers as defined in relation to the relevant Bail-in Legislation (as defined below) (“Bail-in Powers”) by the resolution authority with the ability to exercise Bail-in Powers in relation to any Foreign Underwriter (the “Relevant Resolution Authority”) in relation to any unsecured liability as defined under the applicable Bail-in Legislation (a “BRRD Liability”) of any Foreign Underwriter to Peru under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof: (a) the reduction of all, or a portion, of such BRRD Liability or outstanding amounts due thereon; (b) the conversion of all, or a portion, of such BRRD Liability into shares, other securities or other obligations of any Foreign Underwriter, its parent or another person (and the issue to or conferral on Peru of such shares, securities or obligations), including by means of an amendment, modification or variation of the terms of this Agreement or the corresponding BRRD Liability; (c) the cancellation of such BRRD Liability; or (d) the amendment or alteration of the amounts due in relation to the BRRD Liability of any interest, if applicable, thereon, the maturity thereof or the dates on which any payments thereon are due, including by suspending payment for a temporary period; and (ii) the variation of the terms of this Agreement or the corresponding BRRD Liability, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

“Bail-in Legislation” means, in relation to a member state of the European Economic Area which has implemented, or which at any time implements, Directive 2014/59/EU, establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time.

“EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person), as in effect from time to time at http://www.lma.eu.com/.

“Foreign Underwriter” means each Underwriter which qualifies as an institution or entity referred to in paragraphs (a), (b), (c) or (d) of Article 1 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, as implemented in the Bail-in Legislation.

16. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by reputable international courier (postage prepaid) or facsimile transmission (with transmission confirmed), to the parties hereto as follows:

(a)	If to you:

Banco Bilbao Vizcaya Argentaria, S.A.

Ciudad BBVA – Edificio Asia c/Sauceda 28 28050

Madrid, Spain

Attention: Debt Capital Markets

Telephone: +34-91-537-9330

BNP Paribas

10 Harewood Avenue

London, NW1 6AA

United Kingdom

Attention: Fixed Income Syndicate

Facsimile: +44 (0) 20 7595 2555

Telephone: +44 (0) 20 7595 8222

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, NY 10018

United States

Attention: Transaction Management Group

Facsimile: +1 (212) 525 0238

Telephone: +1 (212) 525 3652

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Ave.

New York, New York 10022

Attention: Antonia Stolper, Esq.

Facsimile: (646) 848-5009

Telephone: (212) 848-5009

(b)	If to Peru:

Ministerio de Economía y Finanzas del Perú

Jr. Junín No. 319

Lima, Perú

Attention: General Director of the General Directorate of

                 Public Indebtedness and Treasury

Facsimile: (51-1) 626-9921

Telephone: (51-1) 311-5931

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Jaime Mercado, Esq.

Facsimile: (212) 455-2502

Telephone: (212) 455-2000

17. Binding Effect. This Agreement, including any right to indemnity or contribution hereunder, shall inure solely to the benefit of and be binding upon Peru, you and the other indemnified parties, and each of your and their respective successors and assigns, and no other person or entity shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Global Bonds from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

18. Severability. If any provision hereof is determined to be invalid, illegal or unenforceable in any respect, such determination will not affect any other provision hereof, which will remain in full force and effect so long as the economic or legal substance of the issuance of Global Bonds and this Agreement are not affected in any manner adverse to any party.

19. Consent to Jurisdiction.

(a) Peru agrees that any suit, action or proceeding against it or its properties, assets or revenues with respect to this Agreement (a “Related Proceeding”) shall be brought exclusively in the courts of the State of New York in the Borough of Manhattan or the United States District Court of the Southern District of New York in the Borough of Manhattan (the “Specified Courts”). Peru also agrees that any judgment obtained in the Specified Courts arising out of any Related Proceeding may be enforced or executed in any other court of competent jurisdiction whatsoever, and any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction (all such courts other than Specified Courts being called herein “Other Courts”), by means of a suit on the judgment or in any other manner provided by law; provided, however, that, in respect of such enforcement or execution by Peruvian courts of any such judgment ordering any payment by Peru, such payment is included in the Budget Law corresponding to the fiscal year on which such payment is to be due (but Peru will use its best efforts to cause such payment to be included in such Budget Law). Peru hereby irrevocably submits to the exclusive jurisdiction of the Specified Courts for the purpose of any Related Proceeding and, solely for the purpose of enforcing or executing any judgment referred to in the preceding sentence (a “Related Judgment”), of the Specified Courts and each Other Court.

(b) Peru agrees that service of all writs, process and summonses in any Related Proceeding or any suit, action or proceeding to enforce or execute any Related Judgment brought against it in the State of New York may be made upon CT Corporation, presently located at 111 Eighth Avenue, 13th Floor, New York, New York, as its authorized agent (the “Process Agent”), and Peru irrevocably appoints the Process Agent as its agent to accept such service of any and all such writs, process and summonses, and agrees that the failure of the Process Agent to give any notice to it of any such service of process shall not impair or affect the validity of such service or of any judgment based thereon. Peru agrees to maintain an agent with offices in New York to act as its Process Agent so long as any of the Global Bonds remain outstanding unless and until the appointment of a successor Process Agent and such successor’s acceptance of such appointment shall have occurred. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

(c) Peru irrevocably consents to and waives any objection which it may now or hereafter have to the laying of venue of any Related Proceeding brought in the Specified Courts or to the laying of venue of any suit, action or proceeding brought solely for the purpose of enforcing or executing any Related Judgment in the Specified Courts or Other Courts, and further irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding or any such suit, action or proceeding in any such court.

(d) To the extent that Peru or any of its revenues, assets or properties shall be entitled, with respect to any Related Proceeding at any time brought against Peru or any of its revenues, assets or properties, or with respect to any suit, action or proceeding at any time brought solely for the purpose of enforcing or executing any Related Judgment in the Specified Courts or in any jurisdiction in which any Other Court is located, to any immunity from suit, from the jurisdiction of any such court, from attachment prior to judgment, from attachment in aid of execution of judgment, from execution of a judgment or from any other legal or judicial process or remedy, and to the extent that in any such jurisdiction there shall be attributed such an immunity, Peru irrevocably agrees not to claim and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction (including, without limitation, the Foreign Sovereign Immunities Act of 1976 of the United States; provided, however, that Peru hereby reserves the right to plead sovereign immunity under the United States Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under the United States securities laws or any state securities laws) and consents generally for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process in connection with any Related Proceeding or Related Judgment; provided, however that Peru reserves the right to plead sovereign immunity with respect to actions brought against it under the United Kingdom securities laws. In addition, to the extent that Peru or any of its revenues, assets or properties shall be entitled, in any jurisdiction, to any immunity from setoff, banker’s lien or any similar right or remedy, and to the extent that there shall be attributed, in any jurisdiction, such an immunity, Peru hereby irrevocably agrees not to claim, other than the securities laws of such jurisdictions, and irrevocably waives such immunity to the fullest extent permitted by the laws of such jurisdiction with respect to any claim, suit, action, proceeding, right or remedy arising out of or in connection with the Agreement.

(e) The submission to jurisdiction and the waiver of immunity by Peru contained herein is for the exclusive benefit of you (and your affiliates referred to in Section 10 above) and shall not extend to any other persons.

20. Currency. The payment of any amount due hereunder in Euros or any other specified currency (the “Relevant Currency”) is of the essence. To the fullest extent permitted by law, the obligation of Peru in respect of any amount due under this Agreement must, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the Relevant Currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange on the business day immediately following the day on which such party receives such payment). If the amount in the Relevant Currency that may be so purchased for any reason falls short of the amount originally due, Peru shall pay such additional amounts, in the Relevant Currency, as may be necessary to compensate for the shortfall. Any obligation of Peru not discharged by such payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

21. Time of Essence. Time is of the essence of this Agreement. As used in this Agreement, the term “business day” means any day other than a Saturday or a Sunday which is not a day on which banking institutions in New York or London are generally authorized or obligated by law or executive order to close.

22. Governing Law. This Agreement shall be governed by and must be interpreted in accordance with the laws of the State of New York.

23. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

[Remainder of page intentionally left blank]

Please indicate your acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this Agreement, whereupon this Agreement and your acceptance shall constitute a binding agreement between Peru and the Underwriters.

Very truly yours, REPUBLIC OF PERU

By:	/s/ Valentín Cobeñas Aquino
	Name:	Valentín Cobeñas Aquino
	Title:	Director General

Accepted as of the date first set forth above: BANCO BILBAO VIZCAYA ARGENTARIA, S.A.

By:	/s/ Angel Tejada
	Name:	Angel Tejada
	Title:	Vice President

By:	/s/ Gonzalo Cid Luna
	Name:	Gonzalo Cid Luna
	Title:	Vice President
BNP PARIBAS

By:	/s/ Hugh Pryse-Davies
	Name:	Hugh Pryse-Davies
	Title:	Authorized Signatory

By:	/s/ Heike Kruger
	Name:	Heike Kruger
	Title:	Authorized Signatory
HSBC SECURITIES (USA) INC.

By:	/s/ Luiz Lanfredi
	Name:	Luiz Lanfredi
	Title:	Vice President

[Signature Page – Republic of Peru (Euro) UA]

SCHEDULE I

Underwriter	Global Bonds
Banco Bilbao Vizcaya Argentaria, S.A.	€333,334,000
BNP Paribas	€333,333,000
HSBC Securities (USA) Inc.	€333,333,000

Total	€1,000,000,000

SCHEDULE II

Issuer Free Writing Prospectus

Issuer Free Writing Prospectus

Republic of Peru’s €1,000,000,000 3.750% Euro-Denominated Global Bonds due 2030

Final terms and conditions as of February 23, 2016

Issuer	Republic of Peru

Issue Type	SEC Global Registered

Global Coordinators and Bookrunners	Banco Bilbao Vizcaya Argentaria, S.A. BNP Paribas HSBC Securities (USA) Inc.

Issue Amount	€1,000,000,000

Issue Price	99.753%, plus accrued interest, if any, from March 1, 2016

Settlement Date	March 1, 2016 (T+5)

Denominations	€100,000 and integral multiples of €1,000 in excess thereof

Maturity	March 1, 2030

Coupon	3.750% per year

Interest Payment Dates	March 1 of each year, beginning on March 1, 2017

Re-Offer Spread over Interpolated Mid-Swap	+295 bps

Reference Mid-Swap Interpolated Rate	0.823%

Benchmark Instrument	DBR 0.50%, due February 15, 2026

Benchmark Price and Yield	103.121; 0.184%

Re-Offer Spread over Benchmark	+358.9 bps

Yield to Maturity	3.773%

Gross Proceeds to Issuer	€997,530,000

Interest Rate Basis	Act/Act

Governing Law	New York

Clearing	Euroclear / Clearstream

ISIN	XS1373156618

Common Code	137315661

Listing and Trading	Application will be made to admit the bonds for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

The following additional information of the Republic of Peru and regarding the securities is available from the Securities and Exchange Commission’s (“SEC”) website and also accompanies this free-writing prospectus:

Preliminary Prospectus Supplement Dated February 23, 2016 to Prospectus Dated August 18, 2015

http://www.sec.gov/Archives/edgar/data/77694/000119312516472453/d147643d424b3.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312516471747/d147303d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515294043/d17928d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515281284/d13412d18ka.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515285428/d56140dsba.htm

http://www.sec.gov/Archives/edgar/data/77694/000119312515281288/d87067dsba.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and related prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling:

Banco Bilbao Vizcaya Argentaria, S.A.: +34-91-537-9330

BNP Paribas: +1-800-854-5674

HSBC Securities (USA) Inc.: +1-866-811-8049

ANY DISCLAIMER OR OTHER NOTICE THAT MAY APPEAR BELOW IS NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMER OR OTHER NOTICE WAS AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE III

Issuer Free Writing Prospectus

None.

SCHEDULE IV

Expense Allocation for the Offering

(Pursuant to Section 12 of the Underwriting Agreement)

Category of Expense	Underwriters’ Share	Peru’s Share
Fees and Disbursements of Joint Underwriters’ Counsel	100%
Fees and Disbursements of Peru’s Counsel		100%
Joint Underwriters’ Expenses and Investor Functions	100%
Fees charged by Rating Agencies		100%
Luxembourg Listing		100%
Trustee (including their counsel fees)		100%
Luxembourg Listing Agent		100%
Luxembourg Paying and Transfer Agent		100%
Preparation and Printing of Transaction Documents		100%
Preparation and Printing/Mailing of all Registration Statement, Disclosure Package, any Issuer Free Writing Prospectus, Final Prospectus and any prospectus supplement		100%
SEC Filing Fees		100%
Expenses and Fees of Settlement and Clearing (including obtaining ISIN numbers and expenses of clearing through Euroclear and Clearstream, if any)		100%
Any other reasonable expenses incurred by Peru in connection with the Offering		100%
London Paying Agent, Registrar and Transfer Agent		100%

28